EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE

                                                                   THREE MONTHS ENDED
                                                                      JANUARY 31,
                                                                 2003             2004
                                                              (UNAUDITED)     (UNAUDITED)
                                                             ------------    ------------
Numerator:
Net income (loss) from continuing operations                 $    109,045    $ (1,606,099)
(Loss) from discontinued operations                               (29,501)            --
                                                             ------------    ------------
Net income (loss) available to common shareholders
                                                                   79,544      (1,606,099)

Denominator:
Denominator for basic earnings per share- weighted-average
  shares                                                       10,046,556      12,865,977
Effect of dilutive securities:
Employee stock options and warrants                               366,283              --
                                                             ------------    ------------

Denominator for diluted earnings per share adjusted
  weighted-average shares and assumed conversions
                                                               10,412,839      12,865,977

Basic and dilutive earnings (loss) per share:
Earnings (loss) from continuing operations                   $       0.01    $      (0.12)
Discontinued operations                                              --                --
                                                             ------------    ------------
Net earnings (loss) per share                                $       0.01    $      (0.12)
                                                             ============    ============





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